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EXHIBIT 23.1

Consent of Deloitte & Touche LLP

        We consent to the incorporation by reference in this Registration Statement of The Pep Boys—Manny, Moe & Jack on Form S-8 of our report on the consolidated financial statements of The Pep Boys—Manny, Moe & Jack and Subsidiaries as of February 1, 2003 and February 2, 2002 and for each of the three years in the period ended February 1, 2003, dated March 13, 2003 (March 26, 2003 as to Note 14 and October 10, 2003 as to Note 15), appearing in the Current Report on Form 8-K dated October 10, 2003 of The Pep Boys—Manny, Moe & Jack.

Philadelphia, Pennsylvania
March 18, 2004

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Consent of Deloitte & Touche LLP